SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2015

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Suite 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2015, USMD Holdings, Inc. (the “Company”) sold its USMD Lithotripsy Division to US Lithotripsy Holdings, LLC, a subsidiary of United Medical Systems (DE), Inc. (the “Buyer”). Pursuant to the terms of the Securities Purchase Agreement by and among USMD Inc. (the “Seller”), USGP, LLC (“USGP”), U.S. Lithotripsy, L.P. (“US Litho”) and the Buyer, the Seller, a wholly-owned subsidiary of the Company, sold all of its equity interests in USGP and US Litho to the Buyer.

USGP and US Litho comprised the Company’s USMD Lithotripsy Division and are engaged in the formation, promotion and management of partnerships and other entities that provide the technical portion of lithotripsy procedures to hospitals, surgery centers, physician practices and other healthcare facilities. At the time of the sale, USGP and US Litho managed over 20 lithotripsy centers located primarily in the south central United States and held ownership interests in each of those centers. Pursuant to the terms of the Securities Purchase Agreement, the Seller retained a 60% ownership interest in one of the lithotripsy centers but the center will be managed by the Buyer.

The Buyer acquired all of the outstanding equity interests of USGP and US Litho from the Seller in exchange for $19.8 million in cash, subject to working capital and other adjustments and before purchase price adjustments for indebtedness and transaction costs. In addition, approximately $6.0 million of the purchase price was placed into escrow to satisfy indemnification obligations and other purchase price adjustments and potential transaction costs.

The Securities Purchase Agreement contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated in the Security Purchase Agreement, as well as provisions regarding confidentiality, non-competition and non-solicitation.

None of the Company, its officer or directors have any material relationship with the Buyer or its subsidiaries, other than through the Securities Purchase Agreement and other related contracts entered into in connection with the sale.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to text of the Securities Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K (the “Report”) and is incorporated herein by reference.

Also on December 18, 2015, the Company entered into Consent, Waiver and Amendment No. 12 to Credit Agreement (the “Amendment”) with Southwest Bank, as administrative agent for the lenders (the “Lender”), to amend that certain Credit Agreement dated August 31, 2012 (as previously amended, the “Credit Agreement”) by and among the Company, certain other borrowers and the lenders.

The Amendment approved the sale of the equity interests in USGP and US Litho to the Buyer and approved certain transfers of interests related to the sale. The Amendment also released USGP and US Litho, along with certain other parties, from their obligations under the Credit Agreement, and released the Lender’s liens on the assets of USGP and US Litho. The Amendment also modified the definition of “Change of Control.”

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On December 18, 2015, the Company used a portion of the proceeds from sale of the USMD Lithotripsy Division to the Buyer to repay approximately $3 million in subordinated debt owed to two individuals who are current members of the Company’s board of directors, one of whom is the Chief Executive Officer. Upon repayment of such debt, the debtholders released liens granted to them on substantially all of the assets of US Litho and the agreements evidencing such indebtedness were terminated.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As disclosed in Item 1.01 of this Report, on December 18, 2015, the Seller, a wholly-owned subsidiary of the Company, entered into the Securities Purchase Agreement with the Buyer pursuant to which the Seller sold its equity interests in USGP and US Litho to the Buyer. The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed in Item 1.01 of this Report, on December 18, 2015, the Company entered into the Amendment with Southwest Bank, as administrative agent for the lenders, to amend the Credit Agreement. The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Event

On December 24, 2015, the Company issued a press release announcing the sale of the USMD Lithotripsy Division to the Buyer pursuant to the Securities Purchase Agreement. A copy of the press release is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Exhibits

(d)	Exhibits

2.1	Securities Purchase Agreement dated December 18, 2015 by and among USMD Inc., USGP, LLC, U.S. Lithotripsy, L.P. and US Lithotripsy Holdings, LLC

10.1	Consent, Waiver and Amendment No. 12 to Credit Agreement dated December 18, 2015 by and among USMD Holdings, Inc., certain other borrowers, and Southwest Bank, as lender and administrative agent

99.1	Press release dated December 24, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: December 24, 2015	By:	/s/ Chris Carr
Chris Carr
Executive Vice President and Secretary